EXHIBIT 2.2

SALES-PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into this 31st day of October, 2008, by and between each of the individuals identified on Schedule A attached hereto, (hereinafter referred to collectively as “Seller”) and Juhl Wind, Inc. or its nominee, (hereinafter referred to as “Buyer”);

NOW, THEREFORE, in consideration of One and no/100 ($1.00) Dollar and other valuable consideration, the Premises and the mutual promises, covenants and agreements herein contained, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Premises.  Seller agrees to sell and assign and Buyer agrees to purchase and assume the real estate and all buildings and improvements attached to or located at the following property address: 1502 17th Street SE, Pipestone, Minnesota, 56164 (the “Premises”).

2. Purchase Price.  Buyer agrees to pay to Seller as the purchase price the total sum of One Hundred Forty Four Thousand Dollars ($144,000) by the delivery of 41,070 shares of unregistered common stock of the Purchaser (the “Real Estate Stock Consideration”) to the Seller.

3. Conditions Precedent on Buyer's Obligations. Buyer's obligation to consummate the transaction contemplated by this Agreement is subject to the following:

(a) Buyer’s satisfactory review of the Premises.

(b) Seller shall deliver to Buyer not later than the Closing Date, correct and complete copies of the following:

(i) A true copy of all contracts, agreements, service contracts, management agreements, insurance agreements, and other agreements to which Seller is a party, if any.

(ii) The most recent real estate tax bills pertaining to the Premises; and

(iii) Surveys that Seller has in its possession.

4. Deed and Title to be Conveyed. Seller shall convey to Buyer by special warranty deed title good in fact and marketable of record, free and clear of all interests, liens and encumbrances, except as set forth in paragraph 5 hereof, to the Premises owned by Seller.

5. Allowable Interests or Liens. The Premises and interests owned by Seller shall be conveyed subject only to the following (the "Permitted Exceptions"):

A. Taxes for the year of closing which shall be prorated between the parties as of the Closing Date.

B. Easements, dedications, rights of way, public and private, and any other matter of record listed on Schedule B attached hereto.

6. Title Insurance. The Seller shall deliver to Buyer, a title insurance commitment in the amount of the purchase price, issued by Stewart Title Company (the “Title Company”), which shall commit the Title Company to issue the Title Policy (as herein defined) in form and substance as described in this Agreement. Seller shall pay the cost of the title insurance commitment and owner’s policy, and one-half of any deed and money escrow closing fees, and Buyer shall pay all premiums for the owner's policies, one-half of any deed and closing fees.

7. Title Examination Standards. No apparent encumbrance or defect in title which is of the type or comes within the scope of any of the Title Examination Standards, shall constitute a valid objection on the part of the Buyer, provided the Seller furnishes affidavits or other title papers, if any, described in the applicable Title Examination Standards.

8. Closing. The closing of this transaction shall take place on or before October 31, 2008 (the “Closing Date”), at a location mutually agreed by the parties. Buyer shall pay the recording fee for recording the Special Warranty Deeds. Any incidental costs at closing not specifically allocated to either party in this Agreement shall be paid as is customary for commercial closings in Pipestone, Minnesota. Each party shall pay its own attorney's fees.

9. Representations and Warranties of Seller.

With respect to the Premises, each Seller represents and warrants to and covenants with Buyer as of the Closing Date as follows:

A. Each Seller has the power and authority to enter into and perform the terms and conditions of this Agreement, and such performance will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which each Seller is a party or by which it is bound, or constitute a default under any of the foregoing; this Agreement is valid, binding and enforceable against each Seller in accordance with its terms.

B. Seller has not received any notice of any violation of any law, municipal ordinance or other governmental requirement affecting the Premises,

C. Seller has not received any written notice of any condemnation or eminent domain proceedings; and Seller has no knowledge that any condemnation or eminent domain proceedings have been commenced or threatened in connection with the Premises.

D.  Except for the existing mortgage with First Farmers and Merchants National Bank on the Premises, which will be released on the Closing Date upon Buyer’s execution and delivery of a new mortgage on the Premises in favor of First Farmers and Merchants National Bank, the Premises are not subject to any private or governmental lien or judicial or administrative notice, or environmental problems, impairments or liabilities with respect to the Premises.

E. No litigation or proceedings are pending or, to the best of Seller's knowledge, contemplated, threatened or anticipated, relating to the Premises, or any portion thereof.

10. Representations and Warranties of Buyer. The Buyer represents and warrants to Seller as follows:

A. Buyer has full power and authority to enter into this Agreement.

B. The execution and performance of this Agreement by Buyer does not violate any other agreements to which Buyer is a party.

C. Buyer has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Buyer pursuant hereto, and all required action and approvals therefore have been duly taken and obtained.

11. Notices. Any notice provided for in this contract may be given by sending such notice by certified United States Mail and a notice so sent shall be deemed to have been received on the next business day following the day of mailing. Notices shall be addressed as follows: To Seller: address as listed on Schedule A. To Buyer: Juhl Wind, Inc., 996 190th Avenue, Woodstock, MN 56186 and with a copy to Synergy Law Group, 730 West Randolph, 6th Floor, Chicago, IL 60661, attn: Bartly J. Loethen.

12. Documents at Closing.

A. Seller shall deliver, or cause to be delivered, to Buyer at closing the following:

(1) Seller shall deliver duly executed Special Warranty Deed, subject to the Permitted Exceptions, and the form and content of which meets Buyer's approval.

(2) Seller shall deliver an affidavit or title, subject only to the Permitted Exceptions and a bill of sale transferring all personal property free and clear of any liens or encumbrances.

13. Successors in Interest. This Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, administrators, successors and assigns.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed as an original.

15. Nonwaiver. The failure on the part of any of the parties hereto to complain of any act or omission on the part of any other party, no matter how long the same may continue, shall not be deemed to be a waiver by any party of any of its rights hereunder.

16. Assignment. The Buyer shall have the right to assign this Agreement to an entity affiliated with Buyer, and said assignment shall be binding upon the parties and their respective heirs, executors, personal representatives, administrators, successors and assigns; provided, however, no such assignment shall relieve Buyer of its obligations under this Agreement.

17. Relationship of the Parties. It is expressly understood that Buyer shall not be construed or held to be a partner, joint venture partner, successor, assignee, or agent of Seller in the conduct of Seller's business upon any of the Premises to be purchased by the terms of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement consisting of four (4) typewritten pages, including this page, on the day and year first above written.

"SELLER"	“BUYER”

Juhl Wind, Inc.

/s/ Jacob Stahl	By:	/s/ John Mitola
Jacob Stahl		John Mitola, President

/s/ Doug Muth
Doug Muth

/s/ Rick Carstensen
Rick Carstensen

/s/ Dean Tofteland
Dean Tofteland

/s/ Dan Juhl
Dan Juhl

/s/ Brad Messerli
Brad Messerli

SCHEDULE A

Each of the following individuals is a Seller pursuant to the terms of this Agreement:

Jacob Stahl 6904 W Sertoma Circle, Sioux Falls, SD 57106
Doug Muth 7329 S Russet Drive, Sioux Falls, SD 57108
Rick Carstensen 502 Center Street, Trosky, MN 56177
Dean Tofteland 1105 Elm Cove, LuVerne, MN 56156
Dan Juhl 996 190th Avenue, Woodstock, MN 56186
Brad Messerli 612 Hickory Lane, Harrisburg, SD 57032

Schedule B

Matters of Record